CCA INVESTMENTS TRUST

AMENDED AND RESTATED

MULTIPLE CLASS PLAN PURSUANT TO RULE 18f-3

This Multiple Class Plan (the "Plan") is adopted in accordance with Rule 18f-3 (the "Rule") under the Investment Company Act of 1940, as amended (the "Act") by the CCA Investments Trust (the "Trust") on behalf of its current series, the CCA Aggressive Return Fund and the CCA Core Return Fund (the "Funds").  A majority of the Trustees, including a majority of the Trustees who are not interested persons of the Trust (as defined in the Act), having determined that the Plan is in the best interests of each class of each Fund individually and of the Trust as a whole, have approved the Plan.

The provisions of the Plan are:

1.

General Description Of Classes.  Each class of shares of a Fund shall represent interests in the same portfolio of investments of such Fund and shall be identical in all respects, except that each class shall differ with respect to:  (i) Rule 12b-1 Plans adopted with respect to the class; (ii) distribution and related services and expenses; (iii) such differences relating to sales loads, purchase minimums, eligible investors and exchange privileges as may be set forth in the prospectuses and statement of additional information of the Fund, as the same may be amended or supplemented from time to time; and (iv) the designation of each class of Shares.  There currently are three classes designated for each Fund:  Institutional Class,  Investor Class, and Load Class.

a.

Institutional Class shares are sold without a front-end load or 12b-1 fee;

b.

Investor Class shares are sold without a front-end load, and are subject to a 0.25% annual 12b-1 fee;

c.

Load Class shares are sold with a maximum front end sales load of 5.25%,  and are subject to a 0.25% annual 12b-1 fee.

2.

Expense Allocations To Each Class.

a.

In addition to the distribution fees described above, certain expenses may be attributable to a particular class of shares of the Funds ("Class Expenses").  Class Expenses are charged directly to net assets of the class to which the expense is attributed and are borne on a pro rata basis by the outstanding shares of that class.  Class Expenses may include:

(i)

expenses incurred in connection with a meeting of shareholders;

(ii)

litigation expenses;

(iii)

printing and postage expenses of shareholders reports, prospectuses and proxies to current shareholders of a specific class;

(iv)

expenses of administrative personnel and services required to support the shareholders of a specific class;

(v)

transfer agent fees and shareholder servicing expenses; and

(vi)

such other expenses incurred by or attributable to a specific class.

b.

All other expenses of a Fund are allocated to each class on the basis of the net asset value of that class in relation to the net asset value of the Fund. Notwithstanding the foregoing, the distributor or adviser of a Fund may waive or reimburse the expenses of a specific class or classes to the extent permitted under the Rule.

3.

Class Designation.  Subject to the approval by the Trustees of the Trust, the Funds may alter the nomenclature for the designations of one or more of their classes of shares.

4.

Additional Information.  This Plan is qualified by and subject to the terms of the then current prospectus for the applicable class of shares; provided, however, that none of the terms set forth in any such prospectus shall be inconsistent with the terms of this Plan.  The prospectus for each class contains additional information about the class and each Fund's multiple class structure.

5.

Effective Date.  This Plan is effective on March 31, 2014, provided that this Plan shall not become effective with respect to a Fund or class unless first approved by a majority of the Trustees, including a majority of the Trustees who are not interested persons of the Trust (as defined in the Act).  This Plan may be terminated or amended at any time with respect to the Trust or a Fund or class thereof by a majority of the Trustees, including a majority of the Trustees who are not interested persons of the Trust (as defined in the Act).